Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in Registration Statements Nos. 333-15273, 333-15275, 333-15277, 333-35591, 333-38196, 333-66030 and 333-124634 of Imation Corp. on Form S-8 of our report dated September 24, 2007, relating to the consolidated financial statements of Hopper Radio of Florida, Inc. for the year ended December 31, 2006 appearing in this Form 8-K/A of Imation Corp.
/s/ Berkowitz Dick Pollack & Brant
Fort Lauderdale, FL
September 24, 2007